 Certain portions of this agreement, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission.

Sections of the agreement where portions have been omitted have been identified in the text.

NOTE AGREEMENT

NOTE AGREEMENT (this “Agreement”), dated as of March 13, 2012, between Flamel US Holdings, Inc., a Delaware corporation (“Purchaser”), Flamel Technologies SA, a societe anonyme organized under the laws of the Republic of France (“Flamel”) and Eclat Holdings, LLC, a Delaware limited liability company (“Eclat” and, together with Purchaser and Flamel, the “Parties”).

WHEREAS, Purchaser has purchased from Eclat all of the limited liability company interests of Éclat Pharmaceuticals, LLC, a Delaware limited liability company (“Eclat Pharma”) and, as part of the purchase price, has issued to Eclat a secured promissory note in the principal amount of twelve million Dollars ($12,000,000),

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           General Definitions. Wherever used in this Agreement or the Exhibits attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(i)          that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(ii)         that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(iii)        that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Anniversary” has the meaning given to it in Section 2.1(a).

“Applicable Laws” means all statutes, rules and regulations of the U.S. Food and Drug Administration (“FDA”) and of other Governmental Authorities in the United States or elsewhere exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of Flamel or its Subsidiaries.

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“Business Day” means a day on which banks are open for business in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Default” means any event which at the giving of notice or lapse of time would constitute an Event of Default.

“Deferred Amortization” has the meaning given to it in Section 2.1(b)(i).

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Employment Agreement” means the Employment Agreement dated the date hereof, between Michael Anderson and Flamel.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“Event of Default” has the meaning given to it in Section 4.4.

“Existing Notes Documents” means (i) that certain Note Purchase Agreement, dated as of November 1, 2010, by and between Eclat Pharma and Deerfield Private Design International, Limited, a British Virgin Island corporation, (ii) that certain Pledge and Security Agreement, dated as of November 1, 2010, by and among Éclat, Eclat Pharma, Deerfield Management Company, L.P. Series C, as collateral agent for the purchasers, and the other parties party thereto, and (iii) any agreement entered into in connection with the foregoing from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, including the rules and regulations promulgated thereunder.

“FDA Approval” means approval of a New Drug Application or an Abbreviated New Drug Application by the FDA under 21 USC Sec. 355.

“Final Payment” means the amount necessary to repay the outstanding principal amount of the Note and any other amounts owing by Purchaser to Eclat pursuant to this Agreement.

“Final Payment Date” means the earlier of (i) the date on which Purchaser makes the Final Payment and (ii) the sixth anniversary of the date hereof.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

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“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, having jurisdiction over the matter or matters and Person or Persons in question.

“Guaranty” means the Guaranty, dated as of the date hereof, of Flamel in favor of Eclat.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether Flamel and its Subsidiaries is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities Flamel or its Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means the following:

(i)          all indebtedness for borrowed money;

(ii)         the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii)        all guarantees of Indebtedness;

(iv)        the maximum amount of all letters of credit issued or acceptance facilities established for the account of Flamel and any of its Subsidiaries, including without duplication, all drafts drawn thereunder;

(v)         all capitalized lease obligations;

(vi)        all indebtedness of another Person secured by any Lien on any property of Flamel or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by Flamel or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii)       all Hedging Obligations; and

(viii)      indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 5.11.

“Indemnity” has the meaning given to it in Section 5.11.

“Interest Agreement” means the Membership Interest Purchase Agreement dated as of the date hereof.

“Interest Rate” means 7.5% simple interest per annum.

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“IP” has the meaning given to it in Section 3.1(vii).

“Launch Products” has the meaning set forth in Exhibit A(1).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property.

“Loss” has the meaning given to it in Section 5.11.

“Major Transaction” and “Major Transaction Notice” has the meaning set forth in the Warrant.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of Flamel and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any material provision of any Purchase Document against any party thereto other than Eclat, (c) the ability of Flamel, the Purchaser and Eclat Pharma, taken as a whole, to perform the Obligations or (d) the rights and remedies of Eclat against any party to the Purchase Documents.

“Net Sales” means without duplication, the gross amount invoiced by or on behalf of Flamel or any of its Affiliates or any direct or indirect assignee or licensee of Flamel or any of its Affiliates sold globally in bona fide, arm’s length transactions, less, pursuant to the selling Person’s customary accounting methods as generally and consistently applied, customary deductions, without duplication for: (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party relates and chargebacks, (iv) returns and (v) recalls.

“Note” means the note issued to Eclat in the form attached hereto as Exhibit B.

“Obligations” means all obligations (monetary or otherwise) of Flamel, the Purchaser or Eclat Pharma arising in connection with the Purchase Documents to which each is a party, as the case may be.

“Ordinary Shares” means ordinary shares of Flamel, nominal value $0.122 Euros per share, the American Depository Shares evidencing such shares, and the American Depository Receipts evidencing rights in such American Depository Shares.

“Permitted Indebtedness” means:

(ix)         The Obligations and any other obligations under the Purchase Documents;

(x)          Item (ii) (including any earnout and other similar obligations incurred to a seller in an acquisition) under the definition of Indebtedness;

(xi)         Item (v) under the definition of Indebtedness;

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(xii)        Indebtedness secured by purchase money Liens; provided that such Indebtedness when incurred by Flamel or any of its Subsidiaries shall not exceed the purchase price of the asset(s) financed;

(xiii)       Indebtedness of any Person acquired pursuant to an acquisition, provided that such Indebtedness is either (i) not incurred in contemplation of or in connection with such acquisition or (ii) constitutes Indebtedness owing to the seller of the assets acquired in such acquisition;

(xiv)      Indebtedness existing as of the date hereof and set forth on Exhibit C attached hereto;

(xv)       (x) Indebtedness among Flamel and its Subsidiaries that guaranty the Obligations of the Purchaser under the Purchase Documents (y) Indebtedness among the Subsidiaries of Flamel and (z) Indebtedness to Flamel of its Subsidiaries that are not party to the Purchase Agreements.

(xvi)      Hedging Obligations incurred in the ordinary course of business not for speculative purposes;

(xvii)     Indebtedness for borrowed money subordinated to the Note by documentation that is reasonably acceptable to Eclat in form and content;

(xviii)    Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $750,000 at any time;

(xix)       Performance bonds, surety bonds, bank guaranties and similar instruments incurred in the ordinary course of business;

(xx)        Guarantees with respect to any Permitted Indebtedness;

(xxi)       Indebtedness evidenced by the Existing Note Documents;

(xxii)      Indebtedness in an aggregate amount outstanding at any time of $500,000

(xxiii)     Indebtedness in an aggregate amount of 15,000,000 Euros outstanding at any one time from a Government Authority of the Republic of France;

(xxiv)    Indebtedness incurred to pay the promissory note provided for in Section 2(j) of the Warrant;

(xxv)     Indebtedness incurred to purchase equipment of the Warrant; and

(xxvi)    Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed in clauses (ii), (iii), (iv) and (v) so long as no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

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“Permitted Liens” means:

(xxvii)   Liens existing on the date hereof and set forth on Exhibit E attached hereto, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by clause (iii), (iv) or (vi) of the definition of Permitted Indebtedness;

(xxviii)    Liens in favor of Eclat;

(xxix)      Statutory Liens created by operation of applicable law;

(xxx)       Liens arising in the ordinary course of business and securing obligations that are not more than 30 days past due or are being contested in good faith by appropriate proceedings;

(xxxi)      Liens for taxes, assessments or governmental charges or levies not more than 30 days past due and payable or that are being contested in good faith by appropriate proceedings;

(xxxii)     Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(xxxiii)    Liens in favor of financial institutions arising in connection with Flamel’s or its Subsidiaries’ accounts maintained in the ordinary course of Flamel’s and its Subsidiaries’ business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(xxxiv)     Liens securing Indebtedness permitted pursuant to clauses (iii), (iv), (v) and (xiii) of the definition of Permitted Indebtedness;

(xxxv)      Lessor liens;

(xxxvi)     Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(xxxvii)    Deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any acquisition), or (ii) indemnification obligations relating to any disposition;

(xxxviii)   Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

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(xxxix)     Leases, licenses or subleases granted to others not interfering in any material respect with the business of Flamel and its Subsidiaries;

(xl)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xli)        Licenses of intellectual property granted by Flamel or any of its Subsidiaries in the ordinary course of business and not restricted by this Agreement and not interfering in any material respect with the ordinary conduct of business of Flamel and its Subsidiaries;

(xlii)      Good faith deposits required in connection with any acquisition;

(xliii)     To the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(xliv)      Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired by Flamel or any of its Subsidiaries to be applied against the purchase price for such acquisition; provided, that (x) the aggregate amount of such advances of cash or cash equivalents shall not exceed the purchase price of such acquisition and (y) the property is acquired within 90 days following the date of the first such advance so made; and (ii) consisting of an agreement to dispose of any property in a disposition of assets, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xlv)        Liens on cash collateral securing reimbursement obligations of Flamel and its Subsidiaries under letters of credit;

(xlvi)      Liens securing the Indebtedness permitted by clause (xiii) of the definition of Permitted Indebtedness; and

(xlvii)     Liens not otherwise permitted hereunder in respect of obligations in an aggregate amount not to exceed $500,000 at any time outstanding.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Purchase Document” or “Purchase Documents” means this Agreement, the Note, the Security Agreements, the Guaranty, the Interest Agreement, and any other document or instrument delivered in connection with any of the foregoing whether or not specifically mentioned herein or therein (other than, for the avoidance of doubt, the Warrant and the Registration Rights Agreement).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Flamel and Eclat.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock of Flamel or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock. The term “Restricted Payment” shall not include (a) Restricted Payments made by any Subsidiary (directly or indirectly) to the holders of its capital stock and (b) dividend payments and other distributions to the extent payable in the capital stock of the Person making such payment or distribution.

“Scheduled Amortization” has the meaning given to it in Section 2.1(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, including the rules and regulations promulgated thereunder.

“Security Agreements” means (a) the Pledge Agreement, dated as of the date hereof, between the Purchaser and Eclat and (b) the Security Agreement dated as of the date hereof between Eclat Pharma and Eclat.

“Shareholder Approval Date” has the meaning given to it in Section 1 of the Warrant.

“Shareholder Approval” means the approvals set forth in the definition of Shareholder Approval Date.

“Subsidiary” or “Subsidiaries” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Flamel.

“Threshold” has the meaning given to it in Section 2.1(b)(i).

“Warrant” has the meaning given to it in Section 2.5.

“Warrant Shares” shall have the meaning given to them in Section 2(a) of the Warrant.

Section 1.2           Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of captions is for convenience of reference only and shall not modify or affect the interpretation of any provision of this Agreement; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article or Section shall be construed as a reference to that specified Article or Section; and any reference to any Purchase Document means as amended or supplemented and from time to time in effect.

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ARTICLE 2

THE NOTE

Section 2.1           Payment.

(a) Purchaser shall make the Final Payment to Eclat on the earlier to occur of (i) the Final Payment Date and (ii)  the date the principal amount of the Note becomes due and payable following an Event of Default in accordance with Sections 4.4 and 4.5 hereof. The Purchaser may prepay the Note at any time, without premium or penalty. Subject to the provisions of subsection (b) below, Purchaser shall remit to Eclat 25% of the original principal amount of the Note on each of the third, fourth, fifth and sixth anniversaries of the date hereof (each such date, an “Anniversary”), in each case without premium (each such payment, a “Scheduled Amortization”).

(b)

(i) Each Scheduled Amortization and each Deferred Amortization (as defined below) in respect of a prior Anniversary shall be paid in full on the applicable Anniversary only if on such Anniversary (a) 2 or more Launch Products have received FDA Approval, or (b) one Launch Product has received FDA Approval and the cumulative Net Sales of such Launch Product is $40 million or more (each a “Threshold”). Any portion of Scheduled Amortization not paid on an Anniversary as a result of the application of the provisions of this subsection (i) shall be deferred and, subject to the provisions of subsection (ii) below, shall be payable on the next Anniversary if a Threshold has been reached (“Deferred Amortization”).

(ii) If on any Anniversary, only one Launch Product has received FDA Approval and the Net Sales of such Launch Product are less than $40 million, the Scheduled Amortization and the Deferred Amortization due and payable on such Anniversary shall equal the product of the sum of such Scheduled Amortization and Deferred Amortization multiplied by a fraction, the numerator of which is the amount of Net Sales and the denominator of which is $40 million. Any amount of Scheduled Amortization and Deferred Amortization not paid on such Anniversary Date as a result of the foregoing sentence shall constitute Deferred Amortization and, subject to the provisions of the foregoing sentence, shall be payable on the next Anniversary if a Threshold has been reached. Examples of the calculation contemplated by this clause (ii) are set forth on Exhibit A (2).

(iii) If a Threshold has not been reached by the sixth Anniversary, after the application of any payments on such date pursuant to subsection (ii), above, the then outstanding principal amount of the Note, including any interest that remains capitalized pursuant to Section 2.3 after such application, shall be forgiven, all Obligations with respect to the Note and this Agreement shall be deemed paid in full and the Note and this Agreement shall automatically terminate without any further action by either Party.

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(c)          After a Threshold has been reached, the Note shall be deemed prepaid without premium to the extent Eclat satisfies the payment of the Exercise Price (as such term is defined in the Warrant) through a reduction of the principal amount outstanding under the Note in accordance with Section 3(a)(i) of the Warrant.

(d)          Each prepayment shall be applied first, to accrued and unpaid interest and second, to the remaining scheduled principal prepayments in reverse order of maturity.

Section 2.2          Payments. Each payment shall be made in immediately available funds prior to 11:00 a.m. New York City time on the date that such payment is due, at such account as Eclat shall designate at least 5 Business Days prior to the date such payment is due. The Purchaser shall pay all costs imposed by any financial institution, in connection with making any such payment, except for costs imposed by Eclat’s banks.

Section 2.3          Interest. The outstanding principal amount of the Note shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears commencing on July 2, 2012 and on the first Business Day of each October, January, April and July thereafter (each an “Interest Payment Date”); provided, however, that if on any Interest Payment Date, FDA Approval has not been received for at least one Launch Product, the interest payable on such date shall not be payable but shall be added on such date to the outstanding principal amount of the Note. Purchaser shall pay any interest so accrued no later than nine months after such FDA Approval. Upon such payment, such outstanding principal amount shall be reduced by the amount thereof.

Section 2.4          Interest on Late Payments. Without limiting the remedies available to Eclat under the Purchase Documents or otherwise, to the maximum extent permitted by applicable law, if Purchaser fails to make any payment of principal or interest when due under the Note, the Purchaser shall pay on demand, in respect of the outstanding principal amount and interest, interest at the rate per annum equal to 15% for so long as such payment remains outstanding.

Section 2.5          Delivery of Warrant.

On the date hereof, Flamel has issued and will deliver to Eclat, on behalf of the Purchaser, Warrants to purchase 2,200,000 and 1,100,000 Warrant respectively, Shares at initial Exercise Prices (as defined in the Warrants) of $7.44 and $11.00 respectively, in the form attached hereto as Exhibit F (the “Warrant”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1         Representations and Warranties of Flamel. Each of Flamel and the Purchaser represents and warrants as of the date hereof that except as set forth in an Exhibit to this Agreement:

(i)          No Default or Event of Default has occurred under any Purchase Document.

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(ii)         Flamel (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay debts as they fall due and (ii) is not bankrupt or insolvent. Flamel has not taken action, and no such action has been taken by a third party, for Flamel’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for Flamel or any or all of its assets or revenues.

(iii)        No Lien exists on Flamel’s or any of its Subsidiaries’ assets, except for Permitted Liens.

(iv)        The obligation of the Purchaser to make any payment under this Agreement is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(v)         No Indebtedness of Flamel or any of its Subsidiaries exists other than Permitted Indebtedness.

(vi)        Each Purchase Document has been duly authorized, executed and delivered by Flamel, the Purchaser and Eclat Pharma, as the case may be, and constitutes valid, legal and binding obligations of Flamel, the Purchaser and Eclat Pharma, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance of the Purchase Documents by Flamel, the Purchaser and Eclat Pharma, as the case may be, will not (A) conflict with or result in a breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets of Flamel or any Subsidiary pursuant to any agreement (other than the Existing Notes Documents) to which Flamel or any Subsidiary is a party or by which Flamel or any Subsidiary is bound or to which any of the assets of Flamel or any Subsidiary is subject, (B) result in any violation of or conflict with, the provisions of the organizational documents of Flamel or any Subsidiary or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority, except, in the case of clause (C) above, for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect. No material consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance by Flamel, the Purchaser and the Eclat Pharmaceuticals LLC, as the case may be, of any Purchase Document (other than any consent, approval, authorization or order that has been obtained, or registration or filing that has been made, and in each case, is in full force and effect); and each of Flamel, the Purchaser and Eclat Pharma has the power and authority to enter into and perform each Purchase Document to which each is a party.

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(vii)       Each of Flamel and its Subsidiaries owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of their respective businesses as currently conducted (the “IP”) except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (A) to the knowledge of Flamel, no person has infringed, or misappropriated any IP; (B) all of the IP that is registered with or issued by a Governmental Authority is valid and enforceable; (C) there is no outstanding, pending, or, to the knowledge of Flamel, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of Flamel or its Subsidiaries in or to any IP and Flamel and its Subsidiaries have not received any written notice regarding, any such action, suit, or other proceeding; (D) to Flamel’s knowledge, neither Flamel nor any of its Subsidiaries has infringed or misappropriated any material Intellectual Property rights of others; (E) there is no pending or to Flamel’s knowledge, threatened action, suit, other proceeding or claim by others that Flamel or any of its Subsidiaries infringes upon, violates or uses the Intellectual Property rights of others without authorization, and Flamel and its Subsidiaries have not received any written notice regarding, any such action, suit, other proceeding or claim; and (F) neither Flamel nor any of its Subsidiaries is a party to or bound by any options, licenses, or agreements with respect to Intellectual Property. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(viii)      Neither Flamel nor any of its Subsidiaries has granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell any of the Launch Products to any other Person and is not bound by any agreement that affects the exclusive right of Flamel to develop, manufacture, produce, assemble, distribute, license, market or sell any of the Launch Products.

(ix)         {Reserved}.

(x)          Subsequent to September 30, 2011, Flamel has not declared or paid any dividends or made any distribution of any kind with respect to its Ordinary Shares; and there has not been any change in the capital stock (other than a change in the number of outstanding Ordinary Shares due to the issuance of shares upon the exercise of outstanding options) or any issuance of options, warrants, convertible securities or other rights to purchase Ordinary Shares, or any Material Adverse Effect or any development which would reasonably be expected to result in any Material Adverse Effect

(xi)         All of the issued and outstanding Ordinary Shares are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. Except for (i) options and warrants issued pursuant to Flamel’s option plans and free share plans and (ii) the preemptive rights of the holders of Ordinary Shares with respect to any new issuance of Ordinary Shares, there are no preemptive rights, options, warrants or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any Ordinary Shares pursuant to Flamel’s organizational documents or any agreement, to which Flamel or any of its Subsidiaries is a party or by which Flamel or any of its Subsidiaries is bound. All of the issued and outstanding shares of capital stock of each of Flamel’s Subsidiaries have been duly and validly authorized and issued and in the case if any Subsidiary that is a corporation, are fully paid and nonassessable, and Flamel owns of record and beneficially, free and clear of any Liens (other than those imposed by law that constitute Permitted Liens and those described in clause (xx) of the definition of Permitted Liens) all of the issued and outstanding capital stock of the Subsidiaries.

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(xii)        The Subsidiaries are set forth on Exhibit G.

(xiii)       The Annual Report for 2010 on Form 20-F of Flamel filed with the SEC does not make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

Section 3.2           Flamel and Purchaser Acknowledgment. Each of Flamel and the Purchaser acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading Eclat to enter into the Purchase Documents and that Eclat has entered into the Purchase Documents on the basis of, and in full reliance on, each of such representations and warranties.

Section 3.3           Representations and Warranties of Eclat. Eclat represents and warrants to Flamel as of the date hereof that:

(i)          It is acquiring the Warrant solely for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Warrant or Warrant Shares or any part thereof.

(ii)         The Warrant and, if Shareholder Approval is obtained, the Warrant Shares, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(iii)        Neither the Warrant nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

(iv)        It will not make any disposition of all or any part of the Warrant or Warrant Shares until:

(a)          Flamel shall have received a letter secured by Eclat or its counsel from the SEC stating that no action will be recommended to the SEC with respect to the proposed disposition;

(b)          There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

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(c)          Eclat shall have notified Flamel of the proposed disposition and, in the case of a sale or transfer in a so-called “4(1) and a half” transaction, shall have furnished counsel for Flamel with an opinion of counsel, substantially in the form annexed as Exhibit C to the Warrant. Flamel agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 or Rule 144A of the Securities Act.

It understands and agrees that all certificates evidencing the Warrant Shares may bear a legend as set forth in the Warrant.

(v)         Eclat is an “accredited investor” as defined in Regulation D promulgated the Securities Act.

(vi)        Eclat is duly organized and validly existing under the laws of the jurisdiction of its formation.

(vii)       Each Purchase Document to which it is a party has been duly authorized, executed and delivered by Eclat and constitutes the valid and legally binding obligation of Eclat, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

ARTICLE 4

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 4.1          Affirmative Covenants. From and after the date hereof, unless Eclat shall otherwise agree:

(i)          Flamel shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

(ii)         Flamel shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(iii)        Flamel shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, authorizations and permits required to conduct their corporation businesses, except where the failure to do so would not have a Material Adverse Effect

(iv)        Flamel shall promptly notify Eclat of the occurrence of (i) any Default or Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against Flamel or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any Purchase Document.

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(v)         [Reserved.]

(vi)        (i) If Flamel is not required to file reports pursuant to the Exchange Act, Flamel will provide unaudited quarterly consolidated financial statements of Flamel and its Subsidiaries within 45 days after the end of each of the first three fiscal quarters of each calendar year, and audited annual consolidated financial statements of Flamel and its Subsidiaries within 120 days after the end of each calendar year prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and other presentation items and to normal year-end adjustments) with, in the case of annual financial statements, a report thereon by Flamel’s independent certified public accountants, (ii) Flamel will timely file with the SEC (subject to appropriate extensions made under the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to the Exchange Act, and (iii) Flamel and its Subsidiaries will provide to Eclat copies of all documents, reports, financial data and other information that Eclat may reasonably request.

(vii)       As promptly as practicable after the date hereof, but not later than September 30, 2012, Flamel shall convene a meeting of the holders of Ordinary Shares in accordance with French law and Flamel’s organizational documents for the purpose of voting on the approvals set forth in the definition of Shareholder Approval Date.

Section 4.2          Negative Covenants. From and after the date hereof until the Final Payment Date, unless Eclat shall otherwise agree:

(i)          Flamel shall not and shall not permit any Subsidiary to (a) liquidate, provided that a Subsidiary may merge into the Flamel or any other Subsidiary, or dissolve (unless such Subsidiary ceases to own any operating assets or conduct business), or (b) enter into any merger, consolidation or reorganization, unless (x) Flamel or a Subsidiary is the surviving corporation or (y) in connection with a disposition of a Subsidiary permitted under the Purchase Documents. Flamel shall not maintain or establish any Subsidiary unless such Subsidiary executes and delivers to Eclat a guarantee substantially in the form of the Guaranty, if such Subsidiary is organized outside of the United States, and in the form of the Guaranty of Eclat Pharma, dated as of the date hereof, to Eclat, if such Subsidiary is organized within the United States.

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(ii)         Flamel shall not and shall not permit any Subsidiary to (a) prior to the third anniversary of the date hereof, enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person other than the Employment Agreement, unless the Employment Agreement is terminated on account of death, disability or cause or Michael Anderson resigns as Chief Executive Officer of Flamel prior to such third anniversary other than as a result of Flamel’s breach of the Employment Agreement, or (b) make any Restricted Payment, to any shareholder of Flamel or an Affiliate of such shareholder except in arms’ length transaction in the ordinary course of business; provided, however, that (a) Flamel may repurchase its capital stock issued to its employees and directors in an amount necessary to satisfy such individual’s income tax withholding obligations relating to the vesting of any restricted stock grants that have been approved by Flamel’s Board of Directors or the appropriate committee thereof, (b) Flamel may repurchase its capital stock issued to employees, directors or managers upon the death, disability or termination of employment of such person or pursuant to the terms of any subscription, stockholder or other agreement or plan approved by Flamel’s Board of Directors and (c) to the extent constituting a Restricted Payment, (I) payment of reasonable compensation and fees to directors. officers and employees of Flamel and its Subsidiaries and (II) customary indemnification provisions issued by Flamel or any of its Subsidiaries to officers and directors of Flamel and its Subsidiaries.

(iii)        Flamel shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens or (b) assign, sell, transfer or otherwise dispose of, any Purchase Document, or the rights and obligations thereunder.

(iv)        Flamel shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

Section 4.3         Major Transaction. Within 5 days after the receipt of a Major Transaction Notice at any time after a Threshold has been reached, Eclat, in the exercise of their sole discretion, may deliver a written notice to the Purchaser (the “Put Notice”), that the Final Payment shall be due and payable. If Eclat deliver a Put Notice, then simultaneously with such consummation, the Purchaser shall make the Final Payment to Eclat and upon Eclat’s receipt of the Final Payment, this Agreement and the Note and the Obligations in respect of the foregoing shall terminate. Flamel shall not consummate any Major Transaction without complying with the provisions of this Section 4.3.

Section 4.4         General Acceleration Provision upon Events of Default. (a) If any event specified in this Section 4.4 (other than an event specified in any of clauses (ii), (iii), (v) and (viii)) shall have happened and be continuing beyond any applicable cure period at (an “Event of Default”), Eclat, by notice to the Purchaser, may declare the principal of and accrued and unpaid interest on the Note (together with any other Obligations) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which the Purchaser expressly waives, and take any further action available at law or in equity, including, without limitation, the sale of the Note:

(i)          The Purchaser shall have failed to make payment of (a) principal when due, or (b) interest and any other amounts due under the Note within five (5) Business Days of their due date.

(ii)         Flamel or the Purchaser shall have failed to comply with the due observance or performance of any covenant contained in any Purchase Document to which it is a party (other than the covenant described in (i) above) and such failure shall not have been cured by Flamel or the Purchaser within 30 days after receiving notice of such failure from Eclat.

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(iii)        Any representation or warranty made by Flamel or the Purchaser in any Purchase Document which it is a party shall have been incorrect, false or misleading in any material respect as of the date it was made.

(iv)        (i) Flamel or the Purchaser shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) Flamel or the Purchaser shall declare a moratorium on the payment of its debts; (iii) the commencement by Flamel or the Purchaser of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against Flamel or the Purchaser of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; or (v) any other event shall have occurred which under any applicable law in the United States, France or another jurisdiction would have an effect analogous to any of those events listed above in this subsection.

(v)         One or more money judgments against Flamel or the Purchaser or attachments against any of its property (not covered by insurance), which in the aggregate exceed $500,000, or which could reasonably be expected to have a Material Adverse Effect remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment.

(vi)        [Reserved:]

(vii)       Any material provision of the Purchase Documents for any reason, other than a partial or full release in accordance with the terms thereof or any authorization by a Government Authority necessary for the execution, delivery or performance of any Purchase Document is not given or ceases to be in full force and effect or is declared to be null and void.

(viii)      Flamel or any of its Subsidiaries fails to perform any agreement relating to Indebtedness (other than any Indebtedness arising out of, or in respect of the Warrant, including, without limitation, a promissory note in the form of Exhibit D to the Warrant) of Flamel or any of its Subsidiaries having an aggregate outstanding principal amount in excess of $500,000, in each case after the expiration of any applicable cure period, resulting in a right by the holder of such Indebtedness to accelerate the maturity thereof.

(ix)         [Reserved].

(x)          Michael Anderson does not become Chief Executive Officer of Flamel as contemplated by the Employment Agreement.

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(xi)         Michael Anderson is removed as the Chief Executive Officer of Flamel prior to the third anniversary of the date hereof for any reason other than on account of death, disability, or cause (as such term is defined in the Employment Agreement).

(xii)        Michael Anderson voluntarily resigns as Chief Executive Officer of Flamel prior to the third anniversary of the date hereof because Flamel has breached its agreements in the Employment Agreement.

(xiii)       Eclat Pharma shall cease conducting the business it currently conducts and proposes to conduct and such business, with the direct or indirect consent of Flamel, shall be conducted by any other Person.

(xiv)      Any asset of Eclat Pharma shall be sold, assigned, licensed or otherwise transferred except in the ordinary course of business and except for (i) transfers of property subject to casualty or condemnation proceeding, (ii) used, worn-out, obsolete or surplus equipment, (iii) the abandonment of intellectual property rights which, in the reasonable good faith determination of Flamel, are no longer used or useful to the business of Eclat Pharma, (iv) Restricted Payments permitted pursuant to Section 4.2(ii)(b), and (v) any such asset with a fair market value of not more than $75,000.

(xv)       The Limited Liability Company Agreement of Eclat Pharmaceuticals LLC shall be amended in any manner adverse to the interests of Eclat in any material respect under the Purchase Documents or the transactions contemplated thereby.

(b)          If an Event of Default specified in clauses (ii), (iii), (v), or (viii) occurs and is continuing, and a Threshold has been reached, Eclat, by notice to the Purchaser may exercise the acceleration rights with respect to the principal of and accrued and unpaid interest on the Note and the other Obligations of the Purchaser and Flamel set forth in Section 4.4(a) of this Agreement.

Section 4.5          Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 4.4(iv) shall occur on or prior to a Threshold having been reached or at any time thereafter, the principal of the Note (together with any other amount accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Purchaser.

Section 4.6          Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Purchaser authorizes Eclat to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against assets of the Purchaser to the full extent of such amount.

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ARTICLE 5

MISCELLANEOUS

Section 5.1           Notices. Any notice or other communication to be given or made under this Agreement, the Note or the Security Agreement shall be in writing and shall be deemed to have been duly given or made when it shall be delivered by hand, overnight mail, courier (confirmed by facsimile), electronic mail or facsimile (with a hard copy delivered within two (2) Business Days to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Party.

For Purchaser:

Flamel Technologies S.A.

33, avenue du Dr. Georges Levy

Parc Club du Moulin à Vent

69693 Vénissieux Cedex – France

Attention: Stephen H. Willard

For Eclat:

Eclat Holdings, LLC

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Attention: Structured Products

with a courtesy copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Facsimile: (212) 894-5827

Attention: Mark I. Fisher

Section 5.2           Waiver of Notice. Whenever any notice is required to be given to Eclat or Purchaser under any Purchase Document, a waiver thereof in writing signed by each person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.3           Reimbursement of Legal and Other Expenses. If any amount owing to Eclat under any Purchase Document shall be collected through enforcement of such Purchase Document, any refinancing or restructuring in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, Purchaser shall pay (in addition to all monies then due or otherwise payable under any Purchase Document) all reasonable and documented out-of-pocket attorneys’ and other fees and expenses incurred in respect of such collection.

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Section 5.4          Applicable Law and Consent to Non-Exclusive New York Jurisdiction.

(i)          Each Purchase Document shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(ii)         Each Party hereby irrevocably agrees that any legal action, suit or other proceeding arising out of any Purchase Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York. Each Party irrevocably consents to the service of any process in any such legal action, suit or other proceeding by the mailing of copies of such process to such Party at its address specified in Section 5.1 by registered mail, return receipt requested. By the execution and delivery of this Agreement, each Party hereby irrevocably consents and submits to the jurisdiction of any such court in any such action, suit or other proceeding. Final judgment against each Party in any such action, suit or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing contained in any Purchase Document shall affect the right of the Parties to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the other Parties in any manner authorized by the laws of any such jurisdiction.

(iii)        Each Party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action, suit or other proceeding arising out of or relating to any Purchase Document, brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(iv)        Each Party hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of any Purchase Document or the transactions contemplated by any Purchase Document.

(v)         To the extent that each Party may, in any suit, action or other proceeding brought in any court arising out of or in connection with any Purchase Document, be entitled to the benefit of any provision of law requiring another Party in such suit, action or other proceeding to post security for the costs of another Party, or to post a bond or to take similar action, each Party hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable law.

(vi)        The Purchaser waives its rights under Article 14 and Article 15 of the French Civil Code.

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Section 5.5          Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that Purchaser may not assign or otherwise transfer any part of its rights and liabilities under this Agreement without the prior written consent of Eclat. Eclat may assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Purchaser and shall give the Purchaser notice thereof.

Section 5.6          Entire Agreement. The Purchase Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of the Purchase Documents may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 5.7          Severability. If any provision of any Purchase Document shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.8          Counterparts. Each Purchase Document may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 5.9          Survival.

(i)          This Agreement and all agreements, representations and warranties made by a Party in the Purchase Documents, shall be considered to have been relied upon by the other Party and shall survive the execution and delivery of this Agreement regardless of any investigation made by or on behalf of such other Party and shall continue in force until all amounts payable under this Agreement and the Note shall have been fully paid in accordance with the provisions hereof and thereof; provided, however, that such agreements, representations and warranties made in the Security Agreements, the Guaranty and the Interest Agreement shall continue in force until terminated pursuant to the provisions of such agreements. Upon payment in full of all amounts due under the Note, including pursuant to Section 2.1(b)(iii), the Note Agreement and the Note shall automatically terminate without any further action by either Party. In connection with any such termination, Eclat shall promptly execute and deliver to Purchaser, at Purchaser’s expense, all documents that Purchaser shall reasonably request to evidence such termination. Promptly following the termination of this Agreement and the Note, Eclat shall return to Purchaser (i) the Note, or (ii) in the case of any loss, theft or destruction of the Note, a customary lost note affidavit in form and substance reasonably satisfactory to Purchaser.

(ii)         The obligations of Purchaser and Eclat under this Article 5 shall survive and remain in full force and effect regardless of the repayment of the Note, or the termination of any provision of this Agreement.

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Section 5.10        Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege under any Purchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under the Purchase Documents preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, or privilege under any Purchase Document, constitute a waiver of any other right, power or privilege or constitute a waiver of any default of the same or of any other provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or privilege hereunder accruing to Eclat upon any default under any Purchase Document shall impair any such right, power or privilege or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Eclat in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or privilege of Eclat in respect of any other default. All rights, power or privileges provided in any Purchase Document are cumulative and not exclusive of any rights, power or privileges otherwise provided by law.

Section 5.11        Indemnity.

(i)          The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Purchase Documents (other than the Interest Agreement) which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over Eclat, Flamel or the Purchaser, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Purchase Document (other than the Interest Agreement) to pay any amount to Eclat, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(ii)         Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements of the Parties contained in this Section 5.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to Eclat hereunder.

Section 5.12        No Usury. This Agreement and the Note are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to Eclat under the Note exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Eclat shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing under the Note, or if such deemed excessive interest exceeds the unpaid balance of principal under the Note, such deemed excess shall be refunded to Purchaser. All sums paid or agreed to be paid to Eclat on account of the Note shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Note until payment in full so that the deemed rate of interest on account of the Note is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Note.

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Section 5.13        Further Assurances. From time to time, Flamel and the Purchaser shall perform any acts and execute and deliver to Eclat such additional documents as reasonably requested by Eclat to carry out the purposes of any Purchase Document and to preserve and protect Eclat’s rights as contemplated therein.

Section 5.14        Currency. All amounts owing under this Agreement, the Note and the Security Agreement shall be paid in Dollars

Section 5.15        Judgment Currency.

(i)          If, for the purpose of obtaining or enforcing judgment against Flamel or the Purchaser in any court in any jurisdiction with respect to this Agreement, the Note and/or the Security Agreement, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 5.15(i) referred to as the “Judgment Currency”) an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the business day immediately preceding (the “Exchange Rate”):

(a)          the date actual payment of the amount is due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

(b)          the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made pursuant to this Section 5.15(i)(b) being hereinafter referred to as the “Judgment Payment Date”).

(ii)         If in the case of any proceeding in the court of any jurisdiction referred to in Section 5.15(i)(b) above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, Flamel or the Purchaser shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

(iii)        Any amount due from Flamel or the Purchaser under this Section 5.15 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of this Agreement and/or the Note.

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Section 5.16         Minutes. The Purchaser shall provide to Eclat promptly executed copies of the minutes of a meeting of the Board of Directors of Flamel consistent with the text attached hereto as Exhibit H.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Eclat, Flamel, and the Purchaser have caused this Agreement to be duly executed as of the date set forth above.

ECLAT HOLDINGS, LLC:

By:	/s/ Alex Karnal

Name: Alex Karnal
Title: Secretary

FLAMEL US HOLDINGS, INC.

By:	/s/ Stephen H. Willard

Name: Stephen H. Willard
Title: President

FLAMEL TECHNOLOGIES, SA:

By:	/s/ Stephen H. Willard

Name: Stephen H. Willard
Title: Chief Executive Officer

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EXHIBIT A(2)

Assumptions:

1. 3rd Anniversary: Neither Threshold reached.

2. Net Sales: $30 million between 3rd and 4th Anniversaries.

Amortization Payments:

3rd Anniversary: 25% (Scheduled Amortization) deferred.

4th Anniversary: 25% (Scheduled Amortization) + 25% (3rd Anniversary Deferred Amortization) multiplied by 30/40 = 37.5%.

5th Anniversary: 25% (Scheduled Amortization) + 12.5% (4th Anniversary Deferred Amortization) multiplied by 30/40 = 28.125%.

6th Anniversary: 25% (Scheduled Amortization) + 9.375% (5th Anniversary Deferred Amortization) multiplied by 30/40 = 25.78125%.

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EXHIBIT A(1)

LAUNCH PRODUCTS

1.     [***]*

2.     [***]*

3.     [***]*

4.     [***]*

5.     [***]*

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

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EXHIBIT B

INSTALLMENT SALE NOTE

March 13, 2012

FOR VALUE RECEIVED, Flamel US Holdings, Inc., a Delaware corporation (the “Maker”), by means of this Installment Sale Note (this “Note”), hereby unconditionally promises to pay to Eclat Holdings, LLC (the “Payee”), the principal amount of $12,000,000, in lawful money of the United States of America and in immediately available funds, on the dates provided in the Note Agreement referred to below.

This Note is the “Note” referred to in the Note Agreement dated as of the date hereof between the Maker and the Payee (as modified and supplemented and in effect from time to time, the “Note Agreement”), and is subject in its entirety to the terms of the Note Agreement. Capitalized terms used and not expressly defined in this Note shall have the respective meanings assigned to them in the Note Agreement.

This Note shall bear interest on the outstanding principal amount hereof pursuant to the provisions of the Note Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in the Note Agreement. Subject to Section 2.1 of the Note Agreement, the outstanding principal amount of this Note shall be due and payable in full on the Maturity Date.

If any Event of Default has occurred and is continuing, this Note shall, at the Payee’s option exercised at any time upon or after the occurrence and during the continuance of any such Event of Default and pursuant to the provisions of the Note Agreement, become immediately due and payable.

All payments due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof.

Other than those notices required to be provided by Payee to Maker pursuant to the Note Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Note Agreement or the performance of the obligations under this Note and/or the Note Agreement. No renewal or extension of this Note or the Note Agreement, no release of any Person primarily or secondarily liable on this Note or the Note Agreement, including the Maker and any endorser (other than as provided in Sections 2.1 and 5.9(i) of the Note Agreement), no delay in the enforcement of payment of this Note or the Note Agreement, and no delay or omission in exercising any right or power under this Note or the Note Agreement shall affect the liability of the Maker or any endorser of this Note.

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No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived only in a writing signed by the Payee. This Note may be prepaid in whole or in part pursuant to the Note Agreement.

The Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that service of any process may be made as set forth in Section 5.4 of the Note Agreement, which service the Maker agrees shall be sufficient and valid. The Maker hereby waives its right to demand a trial by jury in any such action, suit or other proceeding.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

FLAMEL US HOLDINGS, INC.

By:
Name:
Title:

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